UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 24, 2012

COMERICA INCORPORATED

(Exact name of registrant as specified in its charter)

Delaware	1-10706	38-1998421
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

Comerica Bank Tower 1717 Main Street, MC 6404 Dallas, Texas		75201
(Address of principal executive offices)		(zip code)

(214) 462-6831

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 7.01 REGULATION FD DISCLOSURE

On April 24, 2012, Comerica Incorporated (“Comerica”) issued a press release announcing the Board of Directors of Comerica (the “Board”) increased the quarterly cash dividend for common stock 50 percent to 15 cents ($0.15) per share. The dividend is payable July 1, 2012, to common stock shareholders of record June 15, 2012.

Also at its meeting today, in conjunction with Comerica’s previously announced capital plan, the Board increased the number of shares of common stock that Comerica is authorized to repurchase under its share repurchase program by approximately six million shares. This action is in addition to an existing authorization, bringing the total remaining common stock authorization to approximately 13 million shares. Shares will be purchased from time to time in the open market or otherwise. The shares may be held as treasury stock or retired. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

The information in Items 7.01 and 9.01 of this report (including Exhibit 99.1 hereto) is being “furnished” and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, is not subject to the liabilities of that section and is not deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except as shall be expressly set forth by specific reference in such a filing.

ITEM 8.01 OTHER EVENTS

On April 24, 2012, Comerica also announced that it has submitted a redemption notice to the trustee of Sterling Bancshares Capital Trust IV, which will result in the redemption on June 15, 2012 of all $25,000,000 of the floating rate capital securities issued by Sterling Bancshares Capital Trust IV at par, plus accrued and unpaid distributions to the redemption date.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits

99.1	Press Release dated April 24, 2012

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMERICA INCORPORATED

By:	/s/ Jon W. Bilstrom
Name:	Jon W. Bilstrom
Title:	Executive Vice President — Governance, Regulatory Relations and Legal Affairs, and Secretary

April 24, 2012

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated April 24, 2012